Consent of Independent Registered Public Accounting Firm


The Board of Trustees and Shareholders of
The Pacific Capital Funds of Cash Assets Trust:

We consent to the incorporation by reference, in this registration statement, of our report dated May 23, 2005, on the statements of assets and liabilities, including the schedules of investments, of The Pacific Capital Funds of Cash Assets Trust ("Trust") (comprised of Pacific Capital Cash Assets Trust, Pacific Capital Tax-Free Cash Assets Trust, and Pacific Capital U.S. Government Securities Cash Assets Trust) as of March 31, 2005, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Trust as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Financial Statements" and "Transfer Agent, Custodian and Independent Registered Public Accounting Firm" in the Statement of Additional Information.


                                               KPMG LLP


New York, New York
July 26, 2005